Exhibit 16.1

September 27, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 22, 2021, of Apartment Income REIT Corp. and Apartment Income REIT, L.P. and are in agreement with the statements contained in paragraphs three, four, five and six therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP